Exhibit 99.1

NEWS RELEASE

CONTACTS: ALLERGAN INVESTORS: Lisa DeFrancesco (862) 261-7152 MEDIA: Mark Marmur (862) 261-7558

Allergan plc Completes Divestiture of Global Generics Business to Teva Pharmaceuticals

— Sale Advances Company’s Evolution into a Focused Branded Growth Pharma Leader –

— Provides Pre-Tax Proceeds for Use in Company’s Capital Deployment Strategy –

— Allergan Intends to Commence Previously Announced Share Repurchase Program –

— Company to Provide Updated Guidance as Part of Second Quarter 2016 Earnings —

DUBLIN, IRELAND – August 2, 2016 – Allergan plc (NYSE: AGN) today announced that it has completed the divestiture of its global generic pharmaceuticals business to Teva Pharmaceutical Industries Ltd. Allergan has received $33.4 billion in cash and 100.3 million shares of Teva stock valued at $5.4 billion based on the opening price of $53.39 for Teva Pharmaceutical Industries Ltd. shares on August 2, 2016. These shares are subject to a twelve month holding period post-close of the transaction.

“With the divestiture of our Global Generics business, Allergan completes the most crucial step in its strategic evolution into a focused Branded Growth Pharma leader. Allergan is the most dynamic and exciting company in our industry and is well-positioned to expand our leadership across our seven key therapeutic areas, enhance our world-class R&D pipeline through Open Science and build on our strong track-record of value creation,” said Brent Saunders, Chief Executive Officer and President, Allergan.

Teva has acquired Allergan’s legacy Actavis Global Generics business, including the U.S. and international generic commercial units, third-party supplier Medis, global generic manufacturing operations, and the global generic R&D unit, as well as Allergan’s international over-the-counter (OTC) commercial unit (excluding OTC eye care products) and certain established international brands.

Allergan retains its dynamic global branded pharmaceutical business powered by best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

“We thank our Global Generics colleagues for their extraordinary efforts in building a leading Generics business. We look forward to seeing their continued success, now combined with Teva’s world-class Generics business,” added Saunders.

With the completion of the Generics divestiture, Allergan plans to commence its previously announced share repurchase program under board authorization of up to $10 billion of the Company’s common stock in the coming days.

“We believe there is no greater investment than Allergan stock, given our high-growth, durable product portfolios, pipeline of 65-plus mid-to-late stage development programs and a balance sheet with significant capital for additional stepping stone acquisition opportunities,” said Saunders.

The Company expects to execute an initial $5 billion in open market repurchases over the remainder of 2016. If favorable market conditions persist, the Company will plan to repurchase the remaining $5 billion under the authorization. The program may be discontinued at any time.

“Our capital deployment strategy is focused on creating significant value for shareholders and enhances our growth profile. In addition to the stock repurchase program, the proceeds from the Teva transaction will be used to pay down a significant portion of our debt to maintain our investment grade credit ratings and preserve significant firepower to invest for growth,” added Saunders.

Following the close of the divestiture, Allergan also announced that it plans to provide updated full year 2016 guidance during its second quarter 2016 earnings call on August 8th.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company’s success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (certain of such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.